EXHIBIT 99.1

NATIONAL HOME HEALTH CARE CORP.
REJECTS PREMIER PROPOSAL

        Scarsdale, New York, May 17, 2007. National Home Health Care Corp. (NASDAQ National Market: NHHC), a provider of home health care and staffing services in the Northeast, today reported that the Special Committee of its Board of Directors met on May 16, 2007 and, after receiving legal and financial advice, recommended unanimously to the Board that the May 13, 2007 proposal delivered by Premier Home Health Care Services, Inc. to NHHC did not constitute a “Superior Proposal” within the meaning of the Amended and Restated Agreement and Plan of Merger between NHHC and affiliates of Angelo Gordon & Co. because (1) the $20 million cash requirement in the Premier proposal raised substantial uncertainty as to whether the transaction could be consummated and (2) the financing commitment tendered by Premier contained a number of uncertainties. Specifically, the Special Committee concluded, after consultation with management, that there was substantial uncertainty that NHHC would have $20 million in cash on hand (less certain carve-outs in Premier’s proposal) in light of the increased professional fees resulting from litigation and the consideration of multiple bids from Premier and Angelo Gordon, and because Premier’s proposal did not expressly carve out from the $20 million cash requirement NHHC’s obligation to pay $1.5 million of Angelo Gordon’s expenses in the event of the acceptance of the Premier proposal. The Special Committee further concluded that the financing commitment tendered by Premier included certain unspecified financial ratios and a material adverse effect condition which hinges on an expected ruling in certain litigation affecting the industry, over which NHHC has no control. The Special Committee further noted that the Angelo Gordon transaction contained none of the foregoing uncertainties, and further that because Premier had refused to sign the form of confidentiality agreement called for by the merger agreement with Angelo Gordon, the Special Committee and the Board were required to make a judgment relating to Premier’s latest offer without the benefit of an opportunity to negotiate these points with Premier. After receiving legal and financial advice, NHHC’s Board of Directors unanimously accepted the recommendation of its Special Committee.

CONTACT:	Steven Fialkow, President and Chief Executive Officer or Robert P. Heller, Chief Financial Officer (914) 722-9000